Exhibit 99.1
Contact: Lisa Aston Investor Relations 210.308.1222 laston@usfunds.com

For Immediate Release

U.S. Global Investors Reports Positive Financial Results for First Quarter of 2017 Fiscal Year
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SAN ANTONIO–November 4, 2016–U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm with longstanding experience in global markets and specialized sectors, today reported net income of $263,000, or $0.02 per share, on operating revenues of $2.0 million for the quarter ended September 30, 2016. This was an improvement over the same quarter of the previous year, which had a net loss of $868,000, or ($0.06) per share, on operating revenues of $1.3 million.
“We are pleased to report this turnaround,” says Frank Holmes, CEO and chief investment officer of U.S. Global Investors. “Over the last two quarters, we’ve seen an increase in assets under management and revenue, in particular the gold and resources assets. This reverses the trend seen over the past five years, when the Company’s assets under management and associated revenue declined due to challenges in emerging markets, global trade, the China slowdown, the strong U.S. dollar and falling commodity prices.

“In addition, rising regulatory requirements place a disproportionately greater burden on smaller companies, since we all must comply with the same standards of care for new regulatory demands.”
Average assets under management, including U.S. Global Investors Funds (the Funds), the JETS exchange traded fund, Galileo clients and offshore clients, were $946 million for the quarter ended September 30, 2016, compared to an average of $724 million for the same quarter a year ago. Total assets under management were $946 million as of September 30, 2016, versus $679 million at September 30, 2015, an increase of 39 percent. “We believe maintaining this level of average assets under management will generate positive free cash flow,” says Holmes.
The increase in assets under management in the current quarter was due to market appreciation and net shareholder purchases, primarily in the gold and natural resources funds.
Recognition for Active Management
Chief investment officer Frank Holmes and portfolio manager Ralph Aldis, CFA, are the 2016 winners of the Mining Journal’s Best Americas Based Fund Manager award. The award is among the annual Mining Journal’s Outstanding Achievement Awards. Holmes and Aldis were selected as the winners from a finalist group of fund management teams from Gabelli Funds, Dynamic Funds, Rydex Funds and Mackenzie Investments. The award was decided based on fund metrics provided by Morningstar.
“Ralph and I are honored to receive this recognition from the Mining Journal, and humbled to be chosen from among the other prestigious nominees,” Holmes said.

Company Earns 11 STAR Awards for Excellence in Investor Education
U.S. Global Investors also earned 11 STAR awards from the Mutual Fund Education Alliance (MFEA), recognizing excellence in fund company communications. The Company was honored for Best Overall Retail Communications, Best Overall Retail Digital/Technology and Best Overall Advisor Communications within the small fund firm category. In addition, the Company’s weekly free publications, Investor Alert and Advisor Alert, which is designed for registered investment advisors, received awards for best electronic newsletters in the retail and advisor categories, respectively.
“We place high value on education because we believe that curious and inquisitive investors make better investors,” says Holmes. “We are pleased to note that the Investor Alert and Advisor Alert have received these awards for multiple years, winning six times for Investor Alert and seven times for Advisor Alert. If you are not a subscriber, then visit our website www.usfunds.com to sign up.”
Share Repurchase Program
U.S. Global Investors has continued purchasing its outstanding stock. For the three months ended September 30, 2016, the Company repurchased 14,947 class A shares using cash of $30,000. The Company uses an algorithm to purchase shares on down days, following the rules and regulations that restrict the amounts and times when shares can be purchased on any given day, such as at the opening of the day and in the last half-hour of trading. The share repurchase plan expires at the end of the calendar year 2016, but may be suspended or discontinued at any time. Frank Holmes is purchasing shares pursuant to a Rule 10b-18 plan along with the Company repurchase program.
Continued Strong Balance Sheet
As of September 30, 2016, the Company had net working capital of approximately $16.3 million. Cash and cash equivalents totaled $3.3 million, and marketable securities totaled $14.4 million as of the end of the quarter. In addition, the Company has had no long-term debt since 2004 and owns its headquarters building.
“Over the past five years, markets have been impacted by various forces such as a slowing China, strong U.S. dollar, slower global trade and rising regulatory costs, not to mention geopolitical turmoil in the European Union,” says Holmes. “Evercore ISI reports that U.S. corporate profit margins have fallen from 10.6 percent at the end of 2011 to 8 percent today. In light of this, and to manage lower asset levels, we’ve had to adapt by adjusting our cost structure. We believe that, based on this asset mix and the size of our funds, we can remain profitable. Any future rise in assets should generate substantial cash flow. Likewise, any decline from this base will challenge our cash flow.”
U.S. Global Continues GROW Dividends
The Company has also continued to pay monthly dividends for more than nine years. A monthly dividend of $0.0025 per share is authorized through March 2017. The record dates are November 14, December 12, January 17, February 13 and March 13, and the payment dates will be November 28, December 27, January 30, February 27 and March 27. The continuation of future cash dividends will be reviewed by the board of directors quarterly.

Earnings Webcast Information
The Company has scheduled a webcast for 4:30 p.m. Central time on Friday, November 4, 2016, to discuss the Company’s key financial results for the quarter. Frank Holmes will be accompanied on the webcast by Susan McGee, president and general counsel, and Lisa Callicotte, chief financial officer. Click here to register for the earnings webcast or visit www.usfunds.com for more information.
Selected financial data (unaudited) (dollars in thousands, except per share data):
	Three months ended
	9/30/2016	9/30/2015
Operating Revenues	$1,981	$1,250
Operating Expenses	1,950	2,645
Operating Income (Loss)	31	(1,395)
Total Other Income	253	534
Income (Loss) Before Income Taxes	284	(861)
Tax Expense	20	11
Income (Loss) from Continuing Operations	264	(872)
Income from Discontinued Operations	-	7
Net Income (Loss)	$264	$(865)
Less: Net Income Attributable to Non-Controlling Interest	1	3
Net Income (Loss) Attributable to U.S. Global Investors, Inc.	$263	$(868)
Earnings (Loss) per share (basic and diluted)	$0.02	$(0.06)

Avg. common shares outstanding (basic)	15,240,957	15,342,186
Avg. common shares outstanding (diluted)	15,240,957	15,342,186

Avg. assets under management (millions)	$946	$724
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About U.S. Global Investors, Inc.
The story of U.S. Global Investors goes back more than 40 years when it began as an investment club. Today, U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on niche markets around the world. Headquartered in San Antonio, Texas, the Company provides money management and other services to U.S. Global Investors Funds, the U.S. Global Jets ETF and other international clients.
Forward-Looking Statements and Disclosure
This news release and other statements by U.S. Global Investors may include certain “forward-looking statements” including statements relating to revenues, expenses and expectations regarding market conditions. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “opportunity,” “seeks,” “anticipates” or other comparable words. Such statements involve certain risks and uncertainties and should be read with corporate filings and other important information on the Company’s website, www.usfunds.com, or the Securities and Exchange Commission’s website at www.sec.gov.

These filings, such as the Company’s annual report and Form 10-Q, should be read in conjunction with the other cautionary statements that are included in this release. Future events could differ materially from those anticipated in such statements and there can be no assurance that such statements will prove accurate and actual results may vary. The Company undertakes no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise.